Exhibit 10.7

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted terms have been marked at the appropriate place with “[XXX]”.

END PRODUCTS OFFTAKE AGREEMENT

THIS END PRODUCTS OFFTAKE AGREEMENT (this “Agreement”) is made as of May 31, 2022 (the “Execution Date”),

BETWEEN	Glencore Ltd., a company organized and existing under the laws of Switzerland Hereinafter called “Glencore”

AND	Li-Cycle Holdings Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “Li-Cycle”

AND	Li-Cycle Americas Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “North America Seller”

AND	Li-Cycle Europe AG a corporation organized and existing under the laws of Switzerland, Hereinafter called “EMEA Seller”

AND	Li-Cycle Asia Pacific Pte Ltd. a corporation organized and existing under the laws of Singapore, Hereinafter called “APAC Seller”

RECITALS:

WHEREAS Glencore is a leading global producer and marketer of commodities; and

WHEREAS Li-Cycle, through its proprietary Spoke & Hub Technologies™: (i) processes lithium-ion battery manufacturing scrap and other lithium-ion battery materials (including cathode scrap, jelly rolls, electrode stacks and waste/recall batteries) at its Spokes to produce Black Mass and other intermediate products; and (ii) further processes such Black Mass at its Hubs to produce Battery Grade Materials, including nickel sulphate, cobalt sulphate and lithium carbonate; and

WHEREAS North America Seller and Traxys North America LLC (“Traxys”) are parties to an End Products - Amended and Restated Marketing, Logistics and Working Capital Agreement dated as of December 15, 2021 (“Traxys End Products Agreement”), pursuant to which North America Seller and its Affiliates are required to sell 100% of the annual production of nickel sulphate, cobalt sulphate, lithium carbonate, manganese carbonate and graphite concentrate from Li-Cycle’s North America Hub to be located in Rochester, New York (the “North America Hub”) to Traxys and its Affiliates for a specified term; and

WHEREAS Li-Cycle, North America Seller, EMEA Seller and APAC Seller (collectively, the “Sellers”) wish to sell to Glencore and/or its Affiliates, and Glencore wishes to purchase (and/or cause its Affiliates to purchase) from the Sellers, 100% of the Sellers’ attributed annual production of valuable products worldwide produced by the Sellers at a Hub or produced by any third party on Sellers’ behalf pursuant to a Black Mass Tolling Arrangement (LICY as Customer) (as defined below), including, without limitation, (i) battery salts, (ii) nickel sulfate, (iii) cobalt sulfate, (iv) manganese carbonate, (v) lithium carbonate and (vi) any other chemical form of lithium, cobalt, manganese and/or nickel of such quality as to be acceptable to a typical downstream battery chemical plant, such as a precursor cathode active materials (P-CAM) manufacturing plant (collectively, the “End Products”), other than such End Products that are Traxys Committed End Products (collectively, the “Glencore Committed End Products”); and

WHEREAS Glencore intends to purchase Glencore Committed End Products hereunder either for its internal consumption (or consumption by its Affiliates) or for on-sale to Third Party end customers (“Customers”); and

WHEREAS the Parties have entered into that certain Master Commercial Agreement dated as of the Execution Date (the “Master Agreement”); and

WHEREAS this Agreement is intended by the Parties to be a Commercial Agreement within the meaning of the Master Agreement; and

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1	RELATIONSHIP TO MASTER AGREEMENT

This Agreement is governed by and subject to the terms and conditions of the Master Agreement, which is incorporated herein by reference. In the event of any conflict between this Agreement and the Master Agreement, the relevant provision of the Master Agreement will prevail unless this Agreement expressly states the provisions of the Master Agreement that it is intended to supersede.

2	DEFINITIONS

2.1

In this Agreement, any capitalized term not defined herein and defined in the Master Agreement has the meaning given to such term in the Master Agreement. In addition, the following terms have the following meanings:

“Black Mass Tolling Arrangement (LICY as Customer)” means any agreement, contract, arrangement, or understanding, whether written or oral, including any Black Mass tolling agreement, between Li-Cycle or any of its Affiliates, on the one hand and any Third Party, on the other hand, pursuant to which the Third Party tolls or converts Li-Cycle’s Black Mass or other feedstock into End Products (including, without limitation, any tolling arrangement that provides for Li-Cycle to retain title to the applicable Black Mass or other feedstock and tolled End Products).

“Black Mass Tolling Arrangement (LICY as Tolling Agent)” means any agreement, contract, arrangement, or understanding, whether written or oral, including any scrap tolling agreement, between Li-Cycle or any of its Affiliates, on the one hand and any Third Party, on the other hand, pursuant to which Li-Cycle or any of its Affiliates tolls or converts the Third Party’s Black Mass or other feedstock into End Products (including, without limitation, any tolling arrangement that provides for the Third-Party to retain title to the applicable Black Mass or other feedstock and tolled End Products).

“Buyer” means, as applicable, Glencore or any Affiliate thereof designated by Glencore in writing to act, and that acts, as a buyer hereunder.

“Customers” has the meaning given to such term in the Recitals hereof.

“Customer Final Price” has the meaning given to such term in Section 9.1.

“Direct Purchase Agreement” has the meaning given to such term in Section 6.1.2.

“End Products” has the meaning given to such term in the Recitals hereof.

“End Products Marketing Fee” has the meaning given to such term in Section 7.1.

“End Products Sale Agreement” means, collectively, the Direct Purchase Agreements, the On-Sale Agreements and the Off-Spec Agreements.

“Expense Report” means a written monthly report from Glencore setting out the Transaction Costs deducted by Glencore or any of its Affiliates pursuant to the terms of this Agreement.

“Financing Rate” means [XXX].

“Glencore Committed End Products” has the meaning given to such term in the Recitals hereof.

“North America Hub” has the meaning given to such term in the Recitals hereof.

“Off-Spec Agreement” has the meaning given to such term in Section 6.1.3.

“Off-Spec End Products” has the meaning given to such term in Section 5.2.

“On-Sale Agreement” has the meaning given to such term in Section 6.1.1.

“Parties” means any two or more of Glencore, Li-Cycle, North America Seller, EMEA Seller, APAC Seller or any other Seller that becomes a party hereto; and “Party” means any one of such Persons.

“Sellers” has the meaning given to such term in the Recitals hereof, and includes any Affiliate of Li-Cycle that becomes a party hereto and is designated as a Seller for the purposes hereof.

“Supplemental End Products Marketing Fee” has the meaning given to such term in Section 7.2.

“Third Party” means a Person that is not a Party or an Affiliate thereof.

“Tolling Arrangement” means any Black Mass Tolling Arrangement (LICY as Tolling Agent) or Black Mass Tolling Arrangement (LICY as Customer).

“Toll Return End Products” has the meaning given to such term in Section 7.3.

“Transaction Costs” means all usual and customary costs, losses or damages that are reasonably incurred by Glencore or its Affiliates, as applicable, in relation to the purchase, transportation, transactional financing and sale of the Glencore Committed End Products to Customers pursuant to this Agreement, including (without duplication):

(i)	direct, out-of-pocket costs associated with the transportation of the Glencore Committed End Products, including, among other things,

a.

all freight, demurrage, dead freight, charter hire and any other sums due pursuant to any charter of any vessel engaged in the carriage of the Glencore Committed End Products, together with costs of inspection of the carrying vessels, and

b.	port costs at both the loading and discharge ports;

(ii)	costs of inspection, supervision and testing or analyzing of the Glencore Committed End Products;

(iii)	costs of insurance;

(iv)	taxes, duties, or similar sums, whether levied against the Glencore Committed End Products, the freight or otherwise;

(v)

losses, claims, damages or expenses incurred or paid to Third Parties in respect of the Glencore Committed End Products, their transportation and on-sale, including legal expenses incurred in defending or bringing such claims, but only to the extent such losses, claims, damages or expenses so incurred or paid do not result from the breach by the Buyers of their obligations under this Agreement;

(vi)	hedging costs and expenses, if hedging is requested by Sellers or required by the applicable Customer;

(vii)	financing charges at the Financing Rate in respect of all sums paid by the applicable Buyer, including fees and expenses in relation to any letters of credit; and

(viii)

any other relevant usual and customary costs and expenses incurred by the Buyer which are attributable to the purchase, transportation, transactional financing and sale of the Glencore Committed End Products to Customers.

“Traxys” has the meaning given to such term in the Recitals hereof.

“Traxys Committed End Products” means any End Products committed to Traxys under the Traxys End Products Agreement, as determined by the text of the Traxys End Products Agreement as in effect on the date hereof..

“Traxys Customer Contract” means an on-sale agreement between Traxys and any third-party end customer purchasing End Products acquired by Traxys pursuant to the Traxys End Products Agreement.

[XXX].

“Traxys End Products Agreement” has the meaning given to such term in the Recitals hereof.

2.2	Any other abbreviations used in this Agreement will be as per the usual standard of the industry.

3	PURCHASE AND SALE

During the Term, on the terms and conditions set forth herein, the Sellers hereby agree to sell to Glencore and/or its Affiliates, and Glencore hereby agrees to purchase (and/or to cause its Affiliates to purchase) from the Sellers, 100% of the Glencore Committed End Products. For the avoidance of doubt, Glencore is entitled to designate any of its Affiliates as a buyer hereunder and any Affiliate so designated by Glencore in writing to act, and that acts, as a buyer hereunder shall be an express third party beneficiary of this Agreement.

4	VOLUME & DELIVERY OF GLENCORE COMMITTED END PRODUCTS; COOPERATION ON SCHEDULING & ON-SALE

Prior to the Start Date of the Initial Term and at least 15 calendar days prior to the start of each calendar quarter thereafter during the Term,

4.1	the Sellers shall advise Glencore of the volume of each of the Glencore Committed End Products expected to be available for sale to Glencore hereunder during the next rolling 12-month period; and

4.2

the Sellers and Glencore shall seek to mutually agree on the applicable delivery schedule for the Glencore Committed End Products to be sold hereunder for such calendar quarter, including the number of shipments and the allocation of volume among such shipments.

4.3

In addition, subject to compliance with Applicable Law, Sellers shall advise Glencore from time to time of their preferred commercial terms with respect to the sale of the Glencore Committed End Products under the End Products Sale Agreements, having regard to (among other things) the applicable benchmark pricing, quotational periods, preliminary/final payment provisions, and financing and hedging requirements. Glencore shall use commercially reasonable efforts to negotiate suitable terms with the Customer taking into consideration Sellers’ preferred commercial terms, it being acknowledged, however, that (i) the commercial terms that can ultimately be achieved will be determined by the relevant markets and Customers, and (ii) Glencore retains discretion with respect to the on-sale pricing of the Glencore Committed End Products.

5	QUALITY & SPECIFICATIONS OF END PRODUCTS

5.1

The specifications of the Glencore Committed End Products will be advised by each applicable Seller to the Buyer in respect of each applicable Hub. The Sellers and Glencore shall seek to mutually establish the specifications of the Glencore Committed End Products based upon the market demands, then current practices and Customer demands in connection with the entry into an On-Sale Agreement or Direct Purchase Agreement pursuant to Section 7.1 below.

5.2

If either the Buyer or the applicable Seller determines, acting reasonably pursuant to its own analysis, that any delivery of Glencore Committed End Products does not meet the specifications agreed by the Parties pursuant to Section 7.1 in any respect (“Off-Spec End Products”), then the Party making such determination shall promptly notify the other Party.

6	END PRODUCT SALE AGREEMENTS

6.1

The applicable Buyer shall be the off-taker for the Glencore Committed End Products sold hereunder. The sale or other treatment of the Glencore Committed End Products will be determined by the Parties as follows:

6.1.1

The Buyer may on-sell Glencore Committed End Products to Customers as principal pursuant to an on-sale agreement between the Buyer and the Customer for the relevant Glencore Committed End Products and a corresponding purchase agreement with the Sellers. Unless otherwise agreed by Seller and Buyer, such on-sale agreements will contain substantially the same terms and conditions as the applicable purchase agreement, including as to the characteristics of the Glencore Committed End Products and any product warranties with respect thereto (such agreements, the “On-Sale Agreements”);

6.1.2

From time to time, Sellers and Glencore may mutually agree that a Buyer will purchase Glencore Committed End Products from the Sellers as principal, pursuant to a purchase agreement with the Sellers on terms and conditions mutually agreed by the Parties, including as to the characteristics of the Glencore Committed End Products, product warranties with respect thereto, treatment of any Off-Spec End Products, and pricing and payment terms (such agreements, the “Direct Purchase Agreements”);

6.1.3

In the event that any Glencore Committed End Products pursuant to an On-Sale Agreement are determined to be Off-Spec End Products, then Glencore will use its commercially reasonable efforts to place such Off-Spec End Products with a Customer, and Glencore will enter into binding agreements for the placement of such Off-Spec End Products based on the then-achievable pricing based on the specifications of such Off-Spec End Products and the underlying reasons for such End Products being Off-Spec End Products (such agreements, the “Off-Spec Agreements”), provided that if Glencore is unable to place such Off-Spec End Products with a Customer, then Glencore shall dispose of such Off-Spec End Products and Glencore’s handling and disposal costs will be [XXX], and Glencore shall add to its Transaction Costs any amounts previously paid by Glencore to the Sellers with respect to the purchaser of such Off-Spec End Products; and

6.2

The Parties recognize that their respective customers (in the case of Glencore, specifically customers for the End Products subject to this Agreement) may wish to set up “closed loop” resource recovery arrangements involving the delivery of Feed to Spokes and the receipt of Battery-Grade End Products from Hubs. The Parties will mutually seek to promote such closed loop arrangements to their customers for the End Products subject to this Agreement in order to encourage more recycling, and the use of higher recycled content in End Products in the industry and to drive additional volumes under the Commercial Agreements. Subject to compliance with Applicable Law, Glencore shall use its commercially reasonable and good faith efforts to market Glencore Committed End Products preferentially to such “closed loop” customers.

6.3

In the event of any conflict between this Agreement and any End Products Sale Agreement, the relevant provision of this Agreement will prevail unless such End Products Sale Agreement expressly states the provisions of this Agreement that it is intended to supersede.

6.4

None of Li-Cycle or any of its Affiliates will enter into any Tolling Arrangement that would prevent Li-Cycle or any of its Affiliates from performing under any End Products Sale Agreement in effect as of the date of such Tolling Arrangement.

7	END PRODUCTS MARKETING FEE

7.1

The applicable Seller shall pay the Buyer a marketing fee equal to [XXX], for all other Glencore Committed End Products delivered and fully paid for hereunder (the “End Products Marketing Fee”), provided that, notwithstanding any provision hereof or the Master Agreement, neither Glencore nor any other Buyer shall be entitled to an End Products Marketing Fee on (A) any Traxys Committed End Products, subject to Section 7.2, or (B) any End Product that is purchased by Buyer pursuant to a Direct Purchase Agreement. Glencore, or the applicable Buyer, shall have the right to deduct the End Products Marketing Fee with respect to a shipment of End Products from Glencore’s, or the applicable Buyer’s, payment to the applicable Seller for the purchase of such End Products pursuant to the applicable On-Sale Agreement.

7.2

Glencore shall be paid a supplemental marketing fee (the “Supplemental End Products Marketing Fee”) equal to [XXX]. Any Supplemental End Product Marketing Fee invoiced by the Buyer during the preceding calendar month shall be paid monthly.

7.3

In the event that Li-Cycle or any of its Affiliates enters into any Black Mass Tolling Arrangement (LICY as Tolling Agent), Li-Cycle (or its applicable Affiliate) shall pay Glencore the End Products Marketing Fee calculated based on the fair market value of the End Products returned by Li-Cycle to the Third Party tolling customer or otherwise produced under such Black Mass Tolling Arrangement (LICY as Tolling Agent) (the “Toll Return End Products”).

7.4

The Buyer shall handle all logistics and execute all contract handling and shipping matters from and after delivery to the Buyer hereunder and shall act in such matters in good faith and in the ordinary course of business and in the same manner that it would when handling and shipping its own products.

8	DELIVERY & SHIPMENT

8.1	All Glencore Committed End Products to be sold hereunder shall be delivered by Seller to Buyer at the applicable Hub EXW (Incoterms® 2020), unless otherwise agreed by the applicable Buyer and Seller.

8.2

All Glencore Committed End Products will be packaged in accordance with all applicable laws and regulations and adjusted as necessary according to Buyer and/or Customer requirements (including for packaging in a manner suitable for maritime transport) and in accordance with any other packaging requirements set forth in the applicable End Products Sale Agreement.

9	PRICING

9.1

On-Sale Agreement Pricing. If the Glencore Committed End Products have been sold forward by the Buyer to a Customer pursuant to Section 6.1.1, then the final pricing to be set out in a final invoice for such Glencore Committed End Products shall be the price (the “Customer Final Price”) specified in the applicable On-Sale Agreement.

9.2

Direct Purchase Agreement Pricing. If the Glencore Committed End Products have been sold to the Buyer pursuant to Section 6.1.2, then the final pricing to be set out in a final invoice for such Glencore Committed End Products shall be the price specified in the applicable Direct Purchase Agreement. In the event that the Buyer and Seller are unable to reach agreement on the final pricing to be specified in any Direct Purchase Agreement, such price may be determined by Referee Determination in accordance with, and subject to the limitations set forth in, the Master Agreement.

9.3

Off-Spec Agreement Pricing. If the Off-Spec End Products has been sold forward by the Buyer to a Customer pursuant to Section 6.1.3, then the final pricing to be set out in a final invoice for such Glencore Committed End Products shall be the price specified in the applicable Off-Spec Agreement.

9.4

Transaction Costs. The Buyer shall be entitled to deduct its Transaction Costs with respect to each shipment of Glencore Committed End Products sold by the Buyer to a Customer from the final payment for such Glencore Committed End Product. All Transaction Costs must be supported by an Expense Report. The Parties will agree in advance which categories of Transaction Costs will apply with respect to each prospective On-Sale Agreement, provided that the Parties acknowledge and agree that Buyer shall not be required to obtain Sellers’ pre-approval of any additional Transaction Cost categories (in accordance with the definition of Transaction Costs herein) that Buyer determines from time to time to be reasonably necessary in connection with the performance of such On-Sale Agreement.

9.5	U.S. Dollars. All prices shall be stated, and all payments shall be made, in U.S. Dollars, unless otherwise agreed by the applicable Buyer and Seller.

10	INCOTERMS®

Unless otherwise specified herein, Incoterms® 2020 shall be applicable for the duration of this Agreement.

11	NOTICES

It is agreed that any and all notices required or permitted to be given to a Party under the terms of this Agreement shall be given in writing and sent by email or courier or delivered by hand to the Party to be notified at the following respective addresses or any new addresses regarding which the respective Parties have been informed to the sending of such notices, namely:

(a)	Li-Cycle:

Li-Cycle Holdings Corp.

Suite 590, 207 Queen’s Quay West

Toronto, Ontario M5J 1A7

Canada

Attention: [XXX]

Email: [XXX]

(b)	North America Seller:

Li-Cycle Americas Corp.

Suite 590, 207 Queen’s Quay West

Toronto, Ontario M5J 1A7

Canada

Attention: [XXX]

Email: [XXX]

(c)	EMEA Seller:

Li-Cycle Europe AG

Neuhofstrasse 6

6340 Baar

Zug, Switzerland

Attention: [XXX]

Email: [XXX]

(d)	APAC Seller:

Li-Cycle APAC Pte. Ltd.

77 Robinson Road

#13-00

Robinson 77

Singapore (068896)

Attention: [XXX]

Email: [XXX]

(e)	Glencore:

330 Madison Avenue

New York, NY

10017

Attention: [XXX]

Email: [XXX]

With copy to: [XXX]

Email: [XXX]

or to such other street address, individual, email address or electronic communication number as may be designated by notice given by a Party to the other Parties hereunder. Any such notice shall be deemed to have been given the next business day in the place to which it is sent (if sent by email or courier) or at the time of delivery (if delivered by hand).

12	TERM AND TERMINATION

12.1

This Agreement begins on the Start Date and continues for the Term, both as defined in the Master Agreement; provided, however, that the Parties’ respective sale and purchase obligations hereunder with respect to the sale and purchase of available End Products produced by the North America Hub shall not become effective until such time as the Traxys End Products Agreement has expired by its terms or is otherwise no longer in effect; [XXX].

12.2	The Parties’ respective rights to terminate this Agreement shall be exclusively governed by the Master Agreement.

12.3

If this Agreement expires or is terminated and an End Products Sale Agreement for Glencore Committed End Products is then outstanding and not terminated, then this Agreement will continue to apply to such End Products Sale Agreement (solely in respect of any Glencore Committed End Products delivered hereunder) until the Parties have satisfied their respective obligations thereunder.

13	COUNTERPARTS AND ELECTRONIC EXECUTION:

As set forth in the Master Agreement.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

GLENCORE LTD.

By:	/s/ Kunal Sinha
Kunal Sinha, Head of Recycling

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Ajay Kochhar, President & CEO

LI-CYCLE AMERICAS CORP.

By:	/s/ Alan Ferguson
Alan Ferguson, VP, Commercial

LI-CYCLE EUROPE AG

By:	/s/ Elewout Depicker
Elewout Depicker, VP, Commercial

LI-CYCLE APAC PTE. LTD.

By:	/s/ Dawei Li
Dawei Li, President